Exhibit 21.1
SUBSIDIARIES LIST

Direct and Indirect Subsidiaries
of Prestige Consumer Healthcare Inc.

Name	Jurisdiction of Incorporated/Organization

Blacksmith Brands, Inc.	Delaware
Briemar Nominees Pty Ltd.	Australia
C.B. Fleet Company, Incorporated	Virginia
C.B. Fleet Investment Corporation	Delaware
C.B. Fleet International LLC (formerly C.B. Fleet, International, Inc.)	Virginia
C.B. Fleet International(s) Pte. Ltd	Singapore
Care Acquisition Company Pty Limited	Australia
Care Pharmaceuticals Pty Limited	Australia
Cellegy Australia Pty	Australia
Clear Eyes Pharma Limited	England and Wales
DenTek Holdings, Inc.	Delaware
DenTek Oral Care, Inc.	Tennessee
DenTek Oral Care Limited	England and Wales
Insight Pharmaceuticals Corporation	Delaware
Insight Pharmaceuticals LLC	Delaware
Medtech Holdings, Inc.	Delaware
Medtech Online Inc.	Delaware
Medtech Personal Products Corporation	Delaware
Medtech Products Inc.	Delaware
PBH Australia Holdings Company Pty Limited	Australia
Pakaging Innovations Pty Ltd.	Australia
Peaks HBC Company, Inc.	Virginia
Practical Health Products, Inc	Delaware
Prestige Brands Holdings, Inc.	Virginia
Prestige Brands, Inc.	Delaware
Prestige Brands Gmbh	Germany
Prestige Brands International, Inc.	Virginia
Prestige Brands (UK) Limited	England and Wales
Prestige Brands SPE Lender, LLC	Delaware
Prestige Services Corp.	Delaware
The Spic and Span Company	Delaware
Wartner USA B.V.	Netherlands